UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
September 30, 2005
Date of Report (Date of earliest event reported)
CARDIAC SCIENCE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51512	94-3300396

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021

(Address of Principal Executive Offices)	(Zip Code)
(425) 402-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 30, 2005 Cardiac Science Operating Company (formerly known as Cardiac Science, Inc.), one of our wholly owned subsidiaries (“CSOC”), and Terrace Tower Orange County, LLC, the landlord of the premises located Irvine, California, entered into a Lease Termination Agreement effective as of September 14, 2005 (the “Lease Termination Agreement”). Pursuant to the Lease Termination Agreement, CSOC will surrender all rights in the Lease Agreement dated as of March 31, 2003 between CSOC and the landlord (the “Original Lease Agreement”) no later than December 31, 2005 and agrees to pay monthly base rent and additional rent and parking charges of approximately $60,000 through at least October 31, 2005, even if CSOC vacates the premises prior to October 31, 2005. We and CSOC desire to terminate the Original Lease Agreement because the remaining employees located in Irvine, California are being relocated to our other existing facilities as part of the consolidation of operations following the effectiveness of the merger transactions involving us, CSOC and Quinton Cardiology Systems, Inc. In exchange for the landlord’s agreement to terminate the Original Lease Agreement earlier than the original expiration date of September 30, 2008, CSOC agreed to pay $650,000 to the landlord, with $400,000 payable on November 1, 2005 and the balance payable in five equal monthly installments commencing on December 1, 2005.
     The foregoing summary of the Lease Termination Agreement is qualified in its entirety by reference to the full text of the Lease Termination Agreement attached hereto as Exhibit 10.4
Item 1.02. Termination of a Material Definitive Agreement.
     The information provided in Item 1.01 is hereby incorporated by reference into this Item 1.02.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits

10.4	Lease Termination Agreement effective as of September 14, 2005 between Cardiac Science, Inc. and Terrace Tower Orange County, LLC

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE CORPORATION
By:	/s/ Michael K. Matysik
Michael K. Matysik
Senior Vice President and Chief Financial Officer

Dated: October 3, 2005

INDEX TO EXHIBITS

10.4	Lease Termination Agreement effective as of September 14, 2005 between Cardiac Science, Inc. and Terrace Tower Orange County, LLC